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                                                                   EXHIBIT 10.6A


                              FRANCHISE AGREEMENT

         This Agreement, made this _____ day of _____________, 19_____, by and between FACTUAL DATA CORP a corporation formed and operating under the laws of the State of COLORADO, having its principal place of business at 3665 J.F.K. Parkway, Building 1, Suite 200, Fort Collins, Colorado, 80525 (hereinafter referred to as "FRANCHISOR"), and: __________________________________________
in the City of _________________________, in the State of _______________,
(hereinafter referred to as "FRANCHISEE").

         WITNESSETH:

         WHEREAS as the result of the expenditure of time, effort and money, FRANCHISOR has acquired unique experience, special skills, technique and knowledge with reference to the development, opening and operating of FACTUAL DATA. The FRANCHISEE acknowledges that he does not presently know the special skills, techniques or business policies, nor does the FRANCHISEE have business forms or access to the FRANCHISOR'S body of knowledge; and

         WHEREAS FRANCHISOR has devised a standard, unique and uniform system for the establishment, operation and development of such a business with distinctive features in the product, services, production, distribution, accounting, and comprehensive management assistance, which system is identified by the mark, FACTUAL DATA; and

         WHEREAS FRANCHISOR is the owner of the entire right, title and interest, together with all the goodwill connected therewith, in and to the service and trademarks, FACTUAL DATA services and the business operated under such system and in its name; and

         WHEREAS all of the foregoing having a distinctive and valuable significance to the public, and FRANCHISEE, being cognizant thereof, desires to make use of the name, "FACTUAL DATA", and to enjoy the commercial benefits of the merchandising system and operating services related thereto;

         WHEREAS the FRANCHISEE understands that information received from the FRANCHISOR or from any of its officers, employees, agents or franchisees is confidential and has been developed with a great deal of effort and expense. FRANCHISEE acknowledges that the information is being made available to him so that he may more effectively establish and operate a FACTUAL DATA franchise.

         WHEREAS the FRANCHISOR has and will continue to license others to use its servicemarks in connection with the operation of FACTUAL DATA offices at FRANCHISOR approved locations;

         WHEREAS the FRANCHISEE acknowledges that he received the FRANCHISOR'S Franchise Offering Circular at or prior to the first personal meeting with a FRANCHISOR representative and at least ten business days prior to the signing of this agreement;

         WHEREAS the FRANCHISEE acknowledges that he understands that the success of the business to be operated by him under this agreement depends primarily upon his efforts and that neither the FRANCHISOR or any of its agents or representatives have made any oral, written or visual representations or projections of actual or potential sales, earnings, net or gross profits.

         NOW THEREFORE, the parties hereto intending to be legally bound in consideration of the mutual agreements, covenants and promises contained herein, do hereby agree as follows:


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I.  APPOINTMENT AND FRANCHISE FEE

         A. FRANCHISOR hereby grants unto FRANCHISEE the right to use the mark, "FACTUAL DATA", and the right, franchise and privilege to use "FACTUAL DATA CORP" procedures, methods and techniques in the operation of a "FACTUAL DATA" office, under the specific conditions hereinafter set forth, at one office only, to be located at a site approved by the FRANCHISOR and the FRANCHISEE. This location shall be the FRANCHISEE'S primary area of responsibility.

         B. FRANCHISOR will not, so long as this Agreement is in force and effect and FRANCHISEE is not in default under any of the terms hereof, enfranchise or operate any other "FACTUAL DATA" Business for the same area as that granted to FRANCHISEE.

         C. FRANCHISEE shall pay to FRANCHISOR ( $.00), based on the population of FRANCHISEE'S territory, in return for which FRANCHISEE shall receive all the rights to do business in the counties of Broward, Dade, Collier, Hendry, Lee and Monroe as a licensed "Factual Data" FRANCHISEE, subject to compliance by the FRANCHISEE with the terms of this Agreement.

         D. Every franchise is directly related to a specific place of business for a designated city, town, or other defined area. Each franchise is an exclusive grant of a license solely in relation to such place of business.

         E. FRANCHISOR transfers to FRANCHISEE all items attached hereto and made a part of this Agreement.

         In order for the FRANCHISEE to operate a "FACTUAL DATA" franchise in an additional location, a separate Franchise Agreement must be signed and an additional franchise fee will be required.

II.  LOCATION

         A. FRANCHISOR agrees to analyze FRANCHISEE'S market area, to determine site feasibility, and to designate the franchise location (subject to FRANCHISEE'S approval of the same). When FRANCHISOR agrees to designate a location, nothing contained herein shall be interpreted as an ultimate guarantee of success for said location.

         B. Following designation and approval of the location, FRANCHISOR agrees that upon request of the FRANCHISEE, it will aid the FRANCHISEE in the negotiation for the location, and in suggestions for layout and design of a typical franchise place of business.

         C. Nothing in the foregoing shall prevent the FRANCHISEE from acquiring, leasing, or developing such a location independent of the FRANCHISOR. The use of the FRANCHISOR'S suggestions and specifications is not included in the price of this franchise, and the FRANCHISEE shall therefore not be entitled to any reduction in the price of the franchise if he uses his own design and services.

         D. The FRANCHISEE's primary area of responsibility described by a geographical area is outlined in Exhibit H attached hereto and made a part hereof.


III.  PROPRIETARY MARKS

         A. FRANCHISEE acknowledges that the name, "FACTUAL DATA", is a valid service and/or trademark owned by FRANCHISOR, and that only the FRANCHISOR or its designated





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FRANCHISEES have the right to use such trademark and such other trademarks, servicemarks and tradenames as may exist or be acquired by FRANCHISOR. FRANCHISEE further acknowledges that valuable goodwill is attached to such trademarks, servicemarks and tradenames, and that he will use same only in the manner and to the extent specifically licensed by this Agreement.

         1. FRANCHISEE understands and agrees that his license under said Proprietary marks is non-exclusive, and that FRANCHISOR, in its sole discretion, has the right itself to operate businesses under said marks, and to grant other licenses in, to and under said marks, and to grant other licenses in, to and under such Proprietary marks on any terms and conditions FRANCHISOR deems fit; provided, however, that FRANCHISOR agrees to abide by the provisions of Paragraph I.B. of this Agreement.

         2. FRANCHISEE expressly covenants that during the term of this Agreement, and after the expiration or termination thereof, FRANCHISEE shall not directly or indirectly contest or aid in contesting the validity or ownership of Proprietary marks and copyrights.

         3. FRANCHISEE agrees to promptly notify FRANCHISOR of any claim, demand, or suit based upon or arising from, or of any attempt by any other person, firm, or corporation, to use the service and/or trademarks licensed hereunder, or any trademark, service mark, symbol, trade name, copyright, or colorable variation thereof, in which FRANCHISOR has a proprietary interest. FRANCHISEE agrees also to promptly notify FRANCHISOR of any litigation instituted by FRANCHISEE, or by any person, firm, corporation or governmental agency against FRANCHISEE. In the event FRANCHISOR, pursuant to the terms of Paragraph III, undertakes the defense or prosecution of any litigation, FRANCHISEE agrees to execute any and all documents and do such acts and things as may, in the opinion of counsel for FRANCHISOR, be necessary to carry out such defense or prosecution, either in the name of FRANCHISOR or in the name of FRANCHISEE, as FRANCHISOR shall elect.

         4. In the event any of the FRANCHISOR'S servicemarks or trademarks (registered or unregistered) are challenged by third parties claiming infringement of alleged prior or superior rights in such marks, FRANCHISOR shall have the option and right to modify or discontinue use of its servicemarks or trademarks and adopt substitute servicemarks or trademarks in the FRANCHISEE'S geographical business areas and in such other areas as the FRANCHISOR chooses. The FRANCHISOR'S liability to the FRANCHISEE under such circumstance shall be limited to the cost of replacement of the FRANCHISEE'S signs and advertising materials in effecting such modifications, discontinuance or adoption of substitute service marks or trademarks.

         B. FRANCHISEE shall not use the word "FACTUAL DATA" as part of its corporate or other business name. FRANCHISEE shall not license, register or purchase vehicles, fixtures, products, supplies or equipment, or perform any other activity or incur any obligation or indebtedness except in his individual, corporate or other business name. FRANCHISEE may, however, identify itself as a "FACTUAL DATA" Franchise as prescribed in the Operating Manual.

         C. FRANCHISEE understands and acknowledges that each and every detail of the "FACTUAL DATA" Franchise is important to FRANCHISOR, to FRANCHISEE, and to other licensed "FACTUAL DATA" franchisees in order to develop and maintain uniformity of services, and therefore, to enhance the reputation, trade demand and goodwill of "FACTUAL DATA", FRANCHISEE accordingly covenants:

         1. To operate, advertise and promote his franchise under the name, "FACTUAL DATA" without prefix or suffix; and

         2. To adopt and use the Proprietary Marks licensed hereunder solely in the manner prescribed by FRANCHISOR; and





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         3.      To carry out his business under said Proprietary marks in
accordance with operational standards established by FRANCHISOR, and as set forth in the Operating Manual and/or other documents, if such a Manual or other documents are provided to the FRANCHISEE.

         D. In order to preserve the validity and integrity of the Proprietary Marks licensed herein, and to assure that FRANCHISEE is properly employing the same in the operation of its franchise, FRANCHISOR or its agents shall at all reasonable times have the right to entry and inspection of FRANCHISEE'S premises, and, additionally, shall have the right to observe the manner in which FRANCHISEE is rendering its services, to confer with FRANCHISEE'S employees and clients, and to suggest products and services for testing and evaluation in order to make certain that they are satisfactory with the quality control provisions established by the FRANCHISOR.


IV.      TRAINING AND ASSISTANCE


         A. FRANCHISOR shall make available to FRANCHISEE or FRANCHISEE'S designated manager, and FRANCHISEE or its manager shall attend and successfully complete, prior to opening for business, a twenty (20) working day training and familiarization course at such places and for such lengths of time as FRANCHISOR shall designate. Said training program shall cover all aspects of the operation of a "FACTUAL DATA" franchise. Room, board and travel expenses during this period shall be borne by FRANCHISEE.

         B. During the first month of operation of FRANCHISEE'S "FACTUAL DATA" business, FRANCHISOR will furnish to FRANCHISEE , one of FRANCHISOR'S representatives for the purpose of facilitating the opening of the FRANCHISEE'S Factual Data office. Such representative will also assist FRANCHISEE in establishing and standardizing procedures and techniques essential to the operation of a distinctive "FACTUAL DATA" business, and, if necessary and requested by the FRANCHISEE, shall assist in hiring and training FRANCHISEE'S personnel at FRANCHISEE'S expense.

         C. FRANCHISOR may, but shall not be required to, provide a continuing advisory service which shall include, but not be limited to, consultation on promotional, business, or operational problems with analysis of FRANCHISEE'S sales, marketing, and financial data.

         D. FRANCHISOR shall initially, and from time to time when available, offer to FRANCHISEE materials and bulletins on sales, marketing developments, products and techniques either without charge or according to the then current price list.

         E. FRANCHISOR will provide FRANCHISEE a marketing representative for on-site consultation during 10 working days of the franchise.


V.       ADVERTISING FEES AND CONTROLS

         A. FRANCHISEE shall determine when business development expense is necessary for advertising. FRANCHISOR is not bound to provide any advertising to FRANCHISEE.

         B. Recognizing the value of advertising and the importance of the standardization of advertising and promotion to the furtherance of the goodwill and public image of "FACTUAL DATA", FRANCHISEE agrees to submit to FRANCHISOR or its designated agency, for its prior approval, all sales promotion materials and advertising to be used by FRANCHISEE, including, but not limited to, newspapers, radio and television advertising, specialty and novelty items. In the event written or oral disapproval of said advertising and promotional material is not received by FRANCHISEE from FRANCHISOR or its designated agency within fifteen (15) days from the date such material is submitted to and received by FRANCHISOR, said materials shall be deemed approved.





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Failure by FRANCHISEE to conform with the provisions herein and subsequent non-action by FRANCHISOR to this failure and default shall not be deemed as a waiver of further or additional failures and defaults. The submission of advertising to FRANCHISOR for approval shall not affect FRANCHISEE'S right to determine the prices at which FRANCHISEE sells its services.

         C. FRANCHISEE shall not advertise or use in advertising or any other form of promotion, the trademarks of FRANCHISOR without appropriate C, TM or R copyright and registration marks.

         D. FRANCHISOR may, but is not required to, advertise for Factual Data and its business outlets.


VI.      CONFIDENTIAL OPERATING MANUAL

         A. In order to protect the reputation and goodwill associated with the mark, "FACTUAL DATA", and to maintain the uniform standards of operation thereunder, FRANCHISEE shall conduct its "FACTUAL DATA" franchise in strict accordance with FRANCHISOR'S Operating Manual.

         B. FRANCHISEE shall at all times treat as confidential, and shall not at any time disclose, copy, duplicate, record or otherwise reproduce, in whole or in part, or otherwise make available to any unauthorized person or source, the contents of said Manual.

         C. The Operating Manual shall at all times remain the sole property of FRANCHISOR and shall promptly be returned upon the expiration or other termination of this Agreement. Upon sale to a new FRANCHISEE, all materials will be made available to the purchaser after all purchase and Franchise contracts are completed.

         D. FRANCHISOR may, from time to time, revise the contents of said Manuals to convey to FRANCHISEE advancements and new developments in sales, marketing, operational techniques and other items and procedures relevant to the operation of a "FACTUAL DATA" franchised business.


VII.     ACCOUNTING AND RECORDS

         A. To enable FRANCHISEE and FRANCHISOR to best ascertain their costs and maintain an economical method of operation, FRANCHISEE agrees to keep and preserve, at its cost, during the term of the franchise granted hereunder, full, complete, and accurate books and accounts in an accounting form and manner as prescribed in the Operating Manual. At the request of FRANCHISEE, FRANCHISOR will furnish a list of recommended accounting firms who meet the standards and requirements of FRANCHISOR.

         B. FRANCHISEE shall submit to FRANCHISOR such periodic reports, forms and records, at its sole cost, as specified and in the manner and at the time as specified in the Operations Manual.

         C. FRANCHISOR'S representatives shall have the right at any time to inspect FRANCHISEE'S books, records, and cash control devises or systems.


VIII.  STANDARDS OF QUALITY

         A. FRANCHISEE recognizes that it is essential to the proper marketing of "FACTUAL DATA" and to the preservation and promotion of its reputation and acceptance by the public at large, that uniform standards of quality and of appearance be maintained; that uniform size, quality, texture,





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absorbency, strength, finish, and appearance, displaying FRANCHISOR'S various
Proprietary Marks, be used in distribution to the public. FRANCHISEE therefore agrees, as part of the consideration for this Agreement, that FRANCHISEE will at all times dispense, sell, or offer for sale to the public, only such services as shall meet the reasonable specifications and standards from time to time designated in writing by FRANCHISOR for sale and service from or at the "FACTUAL DATA" business licensed herein; and FRANCHISEE shall sell, serve and dispense all such services as shall meet all such specifications and standards designated by FRANCHISOR.

         B. FRANCHISEE shall purchase all printed material required for the operation of the "FACTUAL DATA" franchise licensed herein from FRANCHISOR through requisition procedures set forth in the Operations Manual.


IX.      MODIFICATION OF THE SYSTEM

         FRANCHISEE recognizes and agrees that from time to time hereafter FRANCHISOR may change or modify the system presently identified by the mark "FACTUAL DATA", including the adoption and use of new or modified trade names, trademarks, service marks or copyrighted materials, new products, new equipment or new techniques, and that FRANCHISEE may accept, use and display for the purpose of this Agreement any such changes in system, including new or modified trade names, trademarks, service marks or copyrighted materials, new products, new equipment or new techniques, as if they were part of this Agreement at the time of execution hereof. FRANCHISEE may make such expenditures as such changes or modifications in the system may reasonably require, and do so within a reasonable time.


X.       CONTINUING SERVICES AND ROYALTY FEE

         A. FRANCHISEE shall pay to FRANCHISOR, so long as this Agreement shall be in effect, a Continuing Services and Royalty Fee (equal to a percentage in accordance with the Table below) per mortgage credit report ("unit") made by FRANCHISEE'S gross sales derived from the "FACTUAL DATA" Business franchised hereunder. Said royalty is to be paid monthly in the manner specified below or as otherwise prescribed in the Operations Manual.

                            TABLE OF ROYALTY CHARGES

Number of Units Sold Per Month                   Percentage of Gross Sales

Number of Units Sold Per Month

5% of Gross sales sold per month

* ON ALL UNITS SOLD THAT MONTH

The FRANCHISEE acknowledges that the above table reflects a total rate for ALL units sold that month, and that only one percentage rate is applied, that being the greatest percentage rate attained each month.

The FRANCHISEE agrees to permit FRANCHISOR access to its computers to obtain FRANCHISEE'S sales reports for the previous month of operations. This access will be given not later than the 5th day of each month. The continuing services and royalty fee payment based on the gross sales shown by FRANCHISEE'S computer records must also be paid no later than the 10th day of each month. FRANCHISOR will also utilize FRANCHISEE'S sales reports for the preparation of FRANCHISEE'S monthly billing statements.


FRANCHISEE will make available for reasonable inspection at reasonable times by FRANCHISOR, all original books and records that FRANCHISOR may deem necessary to ascertain gross sales.





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         B.      FRANCHISEE will supply to FRANCHISOR on or before the
twentieth (20th) day of each month, in the form approved by FRANCHISOR, an operating statement of receipts and disbursements for the last preceding calendar month. In addition, within ninety (90) days after the close of FRANCHISEE'S fiscal year, FRANCHISEE shall deliver to FRANCHISOR an unaudited Profit and Loss Statement and Balance Sheet as of the end of FRANCHISEE'S last fiscal year. The Operating Statement, Profit and Loss Statement and Balance Sheet shall be provided at FRANCHISEE's cost and expense.

         C. In the event FRANCHISEE fails to pay any Continuing Services and Royalty Fee within fifteen (15) days after it is due, FRANCHISEE shall pay interest on the amount due at the rate of one and one half percent (1.5%) per month for each and every month that said amount is not paid, but in no event shall FRANCHISEE be compelled to pay interest at a rate greater than the maximum permitted by applicable law.


XI.      INSURANCE

         A. FRANCHISEE shall procure before the commencement of business, and maintain in full force and effect during the entire term of this Agreement, at FRANCHISEE'S sole expense, an insurance policy or policies protecting FRANCHISEE and FRANCHISOR and their officers and employees against any loss, liability or expense whatsoever from fire (including extended coverage), personal injury, death, property damage, products liability or theft, arising or occurring upon or in connection with such premises or by reason of FRANCHISEE'S operation upon, from, or occupancy of, such premises. FRANCHISOR shall be an additional named insured in such policy or policies (Workmen's Compensation excepted.) Such policy or policies shall be written by a responsible insurance company or companies satisfactory to FRANCHISOR, and shall include the following:





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         KIND OF INSURANCE                    MINIMUM LIMITS OF LIABILITY

         Worker's Compensation                 Statutory

1.       (A)     $100,000. contents (all risk)
         (B)     Loss of Income, Extra Expense, Valuable Papers at $5,000.
         (C)     Accounts Receivable at $5,000.
         (D)     Property of Others at $1,000.
         (E)     Liability at $1,000,000.
         (F)     Medical Payments at $1,000. / $25,000.
         (G)     Personal Injury, Non-Owned Auto and Hired Auto, Employees as
                 Additional Insured, Products and Completed Operations, Broad
                 Form Property Damage, Money and Securities at $2,000.

2.       Worker's Compensation as required by your state.

The insurance afforded by the policy or policies respecting liability shall not be limited in any way by reason of any insurance which may be maintained by FRANCHISOR. Within thirty (30) days of the signing of this Agreement, but in no event later than the day before the date on which FRANCHISEE first opens its establishment for business, the Certificates of Insurance showing compliance with the foregoing requirements shall be furnished by FRANCHISEE to FRANCHISOR for approval. Such certificate shall state that said policy or policies will not be cancelled or altered without at least ten (10) days prior written notice to FRANCHISOR. Maintenance of such insurance, and the performance by FRANCHISEE of the obligations under the indemnity provision set forth in this Agreement, shall be the responsibility of the FRANCHISEE. Minimum limits, as required above, may be reasonably modified from time to time, as conditions require, by written notice to FRANCHISEE. FRANCHISOR need not be included in any fire policy if FRANCHISOR has no interest in said premises or the equipment therein as owner, lessee, mortgagee or otherwise.

         B. Should FRANCHISEE, for any reason, not procure and maintain such insurance coverage as required by this Agreement, then FRANCHISOR shall have the right and authority, as its option, to immediately procure such insurance upon notice, and FRANCHISEE will pay and reimburse FRANCHISOR for all costs of same.


XII.     TERM

         A. The term of this agreement shall be for ten (10) years from the date of its execution, and shall be automatically extended for additional ten (10) year periods by FRANCHISEE provided FRANCHISEE is not in default of any provision herein.

The FRANCHISEE agrees to commence operations not later than 90 days after the execution of this agreement. If FRANCHISEE fails to commence operations within 90 days, and to continually maintain such operation, FRANCHISEE shall be in default.

         B. In order to not extend this Agreement, FRANCHISEE must give the FRANCHISOR written notice of his election not to renew or extend not less than ninety (90) days prior to the expiration of each ten year term. No renewal or extension fee will be required.

         C. FRANCHISOR reserves the right to refuse to extend or renew this Agreement if FRANCHISEE fails to satisfactorily comply with this Agreement. If FRANCHISOR decides to not renew, it must give FRANCHISEE 60 days notice prior to renewal date, and the reason therefore. FRANCHISEE has 30 days to remedy the claimed defaults to the satisfaction of FRANCHISOR, and if remedied, the notice shall be void.





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         D.      Any dispute arising under this Section XII shall be settled through arbitration in accordance with the rules of the American Arbitration Association at a hearing to be held in Ft. Collins, Colorado.


XIII.    COVENANTS OF FRANCHISEE

         A. During the term of this Franchise Agreement or any extension thereof:

                 1. FRANCHISEE, or its designated manager, shall devote all the time, energy and effort reasonably required for the management and operation of the "FACTUAL DATA" business licensed hereunder.

                 2. FRANCHISEE shall not, either directly or indirectly, for itself or on behalf of or in conjunction with any other person, persons, partnership or corporation, own, maintain, engage in, participate or have any interest in the operation of other directly competing business; provided, however, that:

                          (a)     The above provisions relating to interests in
other businesses shall not apply to ownership by FRANCHISEE in any business which does not use any system of operation competitive with the "FACTUAL DATA" method of operation.

         B. FRANCHISEE further covenants that during the term of this Agreement, and for a period of two (2) years thereafter, regardless of the cause of termination, FRANCHISEE shall not:

                 1. Divert, or attempt to divert, any business of, or any customers of, the "FACTUAL DATA" business licensed hereunder to any other competitive establishment, by direct or indirect inducement or otherwise;

                 2. Employ, or seek to employ, any person employed by FRANCHISOR, or any other person who is at the time operating or employed by or at any other "FACTUAL DATA" business, or otherwise directly or indirectly induce such persons to leave their employment therewith.

         C. FRANCHISEE further covenants that for a period of two (2) years after the termination of the franchise, regardless of the cause of termination, he shall not, either directly or indirectly, for himself, or on behalf of or in conjunction with any other person, persons, partnership or corporation, own, maintain, engage in, or participate in the operation of any "FACTUAL DATA"-type business covering a radius of one hundred (100) miles of the location franchised hereunder. In the event of a breach of this provision, the FRANCHISEE shall pay to the FRANCHISOR $150,000.00 for each office plus 11% of the gross sales of each office he is associated with within the restricted area for a two (2) year period.

         D. FRANCHISEE shall not during the term of this Agreement or after its termination communicate or divulge to any other person, persons, partnership or corporation, any information or knowledge concerning the methods of manufacture, preparation, promotion, sale or distribution used in a "FACTUAL DATA" business, nor shall FRANCHISEE disclose or divulge in whole or in part any trade secrets or private processes of FRANCHISOR or its affiliated companies, nor shall FRANCHISEE engage in any other business identical or similar to this franchise. If this provision is breached, FRANCHISEE shall pay FRANCHISOR $150,000.00 for each office plus 11% of the gross sales of each office operated or controlled by him.

         E. Covenants contained in this paragraph shall be construed as severable and independent and shall be interpreted and applied consistent with the requirements of reasonableness and equity. Any judicial reformation of these covenants consistent with this interpretation shall be enforceable as though contained herein, and shall not affect any other provisions or terms of this Agreement.





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XIV.     TERMINATION AND DEFAULTS

         A. In the event that FRANCHISEE shall become insolvent or make an assignment for the benefit of creditors, or if a petition in bankruptcy is filed by FRANCHISEE, or such a petition is filed against and consented to by FRANCHISEE, or if FRANCHISEE is adjudicated a bankrupt, or if a bill in equity or other proceeding for the appointment of a receiver of FRANCHISEE or other custodian for FRANCHISEE'S business or assets is filed and/or is consented to by FRANCHISEE, or a receiver or other custodian is appointed, or if proceedings for composition with creditors under any state or federal law should be instituted by or against FRANCHISEE or if FRANCHISEE shall be attached or levied upon by any sheriff, marshal, or constable and shall not be seasonably cured, then in any of said events, FRANCHISEE shall be deemed to be in default under this Agreement, and all rights granted to FRANCHISEE hereunder shall thereupon terminate upon the occurrence of the above event or events immediately after a 30 day notice to FRANCHISEE from the FRANCHISOR.

         B. Except as provided in XIV.A. and B.1. of this Agreement, if FRANCHISEE shall be in default under the terms of this Agreement, and such default shall not be cured within thirty (30) days after receipt of written "Notice to Cure" thereof from FRANCHISOR, then in addition to all other remedies at law or in equity, FRANCHISOR may immediately terminate this Agreement. In the event FRANCHISEE is in default under the terms of the Franchise Agreement within twelve (12) months after a prior default, and FRANCHISOR has served FRANCHISEE with a "Notice to Cure" with respect to such prior default, this Agreement may be terminated immediately after a 30 day notice by FRANCHISOR upon such subsequent default. FRANCHISEE shall be in default under this Agreement:

         1. If FRANCHISEE fails, refuses, or neglects to promptly pay to FRANCHISOR any monies owing to FRANCHISOR on date due, the FRANCHISOR may terminate this Agreement upon ten (10) day notice to FRANCHISEE of the default. FRANCHISEE has ten (10) days from the date of delivery of the notice to remedy the default; or

         2. If FRANCHISEE fails to submit reports or financial data with FRANCHISOR required under this Agreement; or

         3. If FRANCHISEE fails to comply with any of the requirements imposed upon it by this Agreement and the Operating Manual, or other such operational memoranda issued by FRANCHISOR, or uses bad faith in carrying out the terms of the franchise.

         4. If FRANCHISEE loses his location or fails to make rent payments on time;

         5. If FRANCHISEE under reports his gross sales by 2% for a year or any part of a year or materially distorts any other material information.

         6. If FRANCHISEE loses any permit or license he needs to operate the business.

         7. Fails to continuously and actively operate his Factual Data franchise office.

         8.      Makes an unauthorized assignment of the Franchise Agreement.

         9. Repeatedly fails to comply with the Franchise Agreement, whether or not such failures are corrected, after notice thereof is delivered to the Franchisee.

         10. Has made any material misrepresentations or misstatements on his application for the franchise or with respect to the ownership of the franchise.

         C. Upon any breach, default or other material failure by FRANCHISOR under the provisions of this instrument continued and uncured for more than thirty (30) days after express written notice given to FRANCHISOR by FRANCHISEE of such claimed failure or upon the bankruptcy or like insolvency of the FRANCHISOR, FRANCHISEE shall have the right by an additional express notice given to FRANCHISOR by FRANCHISEE to terminate the term of this agreement at the date of such notice or at any date not more than sixty (60) days thereafter so specified by such notice. FRANCHISOR has the right to cure or otherwise remedy any failure within 30 days thereof; and any such cure will abrogate the right to terminate and nullify any attempted termination of the term of this agreement by reason of such default.

         D. For purposes of this Section, receipt of notice is defined in Paragraph XXIV.

         E. In the event FRANCHISOR is required to purchase the equipment and/or leasehold improvements of the FRANCHISEE upon termination of this Agreement pursuant to the requirements of any Federal, State or local statute, rule or regulation or any judicial determination, the purchase price shall be computed at FRANCHISEE'S cost less depreciation and amortization based upon a five (5) year life under the straight-line method.


XV.      RIGHTS AND DUTIES OF PARTIES UPON EXPIRATION OR TERMINATION

         A. Upon termination or expiration of this Agreement, FRANCHISEE shall immediately cease to be a licensed "FACTUAL DATA" FRANCHISEE and:

         1. FRANCHISEE shall promptly pay FRANCHISOR all sums owing from FRANCHISEE to FRANCHISOR under the terms of this Agreement. Said sums shall include all damages, costs and expenses, including reasonable attorney's fees, incurred by FRANCHISOR by reason of default on the part of FRANCHISEE, whether or not such occur prior to or subsequent to the termination or expiration of the franchise, and said sums shall include all costs and expenses, including reasonable attorney's fees, incurred by FRANCHISOR in obtaining injunctive or other relief to enforce the provisions of this contract.

         2. FRANCHISEE shall immediately thereafter cease to use, by advertising or in any manner whatsoever, the name "FACTUAL DATA", or any forms, manuals, slogans, signs, marks, symbols, or devices used in connection with the operation of a "FACTUAL DATA" franchise. FRANCHISEE shall not represent or advertise that FRANCHISOR or FRANCHISEE were formerly parties to this Franchise Agreement, or that FRANCHISEE did business under the trademarks or name of FRANCHISOR.

         3. FRANCHISEE shall take such action as shall be necessary to cancel any assumed name or equivalent registration on which contains the name "FACTUAL DATA" or any other trademark of FRANCHISOR, and FRANCHISEE shall furnish FRANCHISOR evidence satisfactory to FRANCHISOR of compliance with the obligation within thirty (30) days after said termination.

         4. FRANCHISEE shall assign to FRANCHISOR all his rights, title and interest in and to FRANCHISEE'S telephone numbers.

         5. FRANCHISEE shall immediately return to FRANCHISOR all operating manuals, computer programs, and other memoranda reflecting operating procedures of the franchise. FRANCHISEE acknowledges that the computer programs shall always remain the property of FRANCHISOR.

         6. FRANCHISEE shall be solely liable and hold FRANCHISOR harmless for any contracts then in effect;

         7. FRANCHISEE shall transfer to FRANCHISOR, or any other person designated by FRANCHISOR, by assignment of lease, by lease, or by any other reasonable or suitable means, the exclusive occupation and use of the licenced location, at the option of FRANCHISOR;

         8. All fees paid by FRANCHISEE in connection with the purchase of the franchise are non-refundable, and shall be deemed earned on the date of the execution of this agreement.

         9. FRANCHISEE retains the furniture, equipment and computer hardware he obtained for the franchise. All other items must be returned to the FRANCHISOR. FRANCHISOR has no obligation to purchase FRANCHISEE'S retained furniture, equipment and computer hardware or to make any payment or adjustment whatsoever to the FRANCHISEE for any goodwill the FRANCHISEE may have established prior to or during operation of the Factual Data franchise.

         B. No right or remedy herein conferred upon or reserved to FRANCHISOR is exclusive of any other right or remedy herein or by law or equity provided or permitted; but each shall be cumulative of every other right or remedy given hereunder.


XVI.     COMMENCEMENT AND CONTINUITY OF OPERATION

         A. FRANCHISEE recognizes that continuous availability of the "FACTUAL DATA" services to the public is essential to the adequate promotion of "FACTUAL DATA" and that any failure to provide such availability affects the FRANCHISOR both locally and nationally.

         B. FRANCHISEE therefore recognizes an obligation to commence operations not later than ninety (90) days after the approval of this Agreement by the FRANCHISOR. If the FRANCHISEE fails to commence operation as herein provided, and to continuously maintain such operation, such failure shall be considered a default, and FRANCHISOR may terminate this Agreement as provided herein.


XVII.    TRANSFERABILITY OF INTEREST

         A. This Agreement and all rights hereunder may be assigned and transferred by FRANCHISOR and, if so, shall be binding upon and inure to the benefit of FRANCHISOR'S successors and assigns.

         B. This Agreement, and all rights hereunder, may be assigned and transferred by FRANCHISEE and, if so, shall be binding upon and injure to the benefit of FRANCHISEE'S successors and assigns, subject to the following conditions and requirements.

1. No FRANCHISEE, partner (if FRANCHISEE is a partnership), or shareholder (if FRANCHISEE is a corporation), without FRANCHISOR'S prior written consent, shall, by operation of law or otherwise, sell, assign, transfer, convey, give away, or encumber to any person, firm, or corporation, his interest in this Agreement or his interest in the franchise granted hereby or his interest in any proprietorship, partnership or corporation which owns any interest in the franchise, nor offer, permit, or suffer the same. Any purported assignment not having the aforesaid consent shall be null and void and shall constitute a material default hereunder.

2. FRANCHISOR shall not unreasonably withhold its consent to any transfer referenced in Paragraphs XVII.B.1. of this Agreement when requested; provided, however, that the following conditions and requirements shall first be met to the full satisfaction of FRANCHISOR.

                 (a) If FRANCHISEE is an individual or partnership and desires to assign and transfer his rights to a corporation:

                          (1)     Said transferee corporation shall be newly
organized, and its charter shall provide that its activities are confined exclusively to acting as a "FACTUAL DATA" franchise as licensed under this Agreement;

                          (2)     FRANCHISEE shall be, and shall remain, the
owner of the majority stock interest of the transferee corporation;

                          (3)     The individual FRANCHISEE (or, if FRANCHISEE
is a partnership, one of the partners) shall be, and shall remain, the principal executive officer of the corporation;

                          (4)     The transferee corporation shall enter into a
written assignment with FRANCHISEE and FRANCHISOR, under seal, (in form satisfactory to FRANCHISOR) assuming all of FRANCHISEE'S obligations hereunder;

                          (5)     All shareholders of the transferee
corporation shall enter into a written agreement, in a form satisfactory to FRANCHISOR, jointly and severally guaranteeing the full payment and performance of the transferee corporation's obligations to FRANCHISOR;

                          (6)     Each stock certificate of the transferee
corporation shall have conspicuously endorsed upon it a statement that it is held subject to, and that further assignment or transfer thereof is subject to all restrictions imposed upon assignments by this Agreement;

                          (7)     No new shares of common or preferred voting
stock in the transferee corporation shall be issued to any person, partnership, trust, foundation or corporation without obtaining FRANCHISOR'S prior written consent; and

                          (8)     All accrued money obligations of FRANCHISEE
to FRANCHISOR, its subsidiaries or assignees, shall be satisfied prior to assignment or transfer.

                 (b) If the transfer, other than such transfer as is authorized under Paragraph XVII.B.2a. of this Agreement, is consummated alone or together with other related previous, simultaneous, or proposed transfers and would have the effect of transferring control of the franchise licenses herein to someone other than an original signatory of this Agreement:

                          (1)     The transferee(s) shall be of good moral
character and reputation, and shall have a good credit rating and competent business qualifications reasonably acceptable to FRANCHISOR. FRANCHISEE shall provide FRANCHISOR with such information as FRANCHISOR may require to make such determination concerning each such proposed transferee(s).

                          (2)     The transferee(s), or such other
individual(s) as shall be the actual manager of the franchise, shall have successfully completed and passed the training course then in effect for FRANCHISEES, or otherwise demonstrated to FRANCHISOR'S satisfaction, sufficient ability to operate the unit being transferred.

                          (3)     The transferee(s), including all shareholders
and partners of the transferee(s), shall jointly and severally execute both or either (as FRANCHISOR shall direct):

                                  aa.      A Franchise Agreement and other
standard ancillary agreements with FRANCHISOR, on the current standard forms being used by FRANCHISOR, and/or

                                  bb.      A written assignment with FRANCHISEE
and FRANCHISOR, under seal, (in a form satisfactory to FRANCHISOR) assuming all of FRANCHISEE'S obligations hereunder.

                          (4)     In the event FRANCHISOR is reasonably
unsatisfied with the qualifications of the transferee(s) as required in the foregoing provisions of Paragraph XVII.B.2.b.(1), FRANCHISEE shall, upon request of FRANCHISOR, enter into a written agreement with FRANCHISOR, under seal, (in a form satisfactory to FRANCHISOR) guaranteeing the full payment and performance of the obligations assumed by or assigned to transferee(s).

                          (5)     The term of said agreements required pursuant
to subparagraph XVII.B.2.b.(3) and (4) shall be for the unexpired term of this Agreement as provided herein.

                          (6)     If transferee is a corporation:

                                  aa.      Each stock certificate of the
transfer corporation shall have conspicuously endorsed upon it a statement that is held subject to, and that further assignment or transfer thereof is subject to, all restrictions imposed upon assignments by this Agreement; and,
                                  bb.      No new shares of common or preferred
voting stock in the transferee corporation shall be issued to any person, partnership, trust, foundation, or corporation without obtaining FRANCHISOR'S prior written consent.

                          (7)     All accrued money obligations of FRANCHISEE
or FRANCHISOR, its subsidiaries, affiliates or assignees, shall be satisfied prior to assignment or transfer, and FRANCHISEE shall not be in default under the terms of this Agreement.

3. FRANCHISEE shall have fully paid and satisfied all of FRANCHISEE'S obligations to FRANCHISOR, and the transferee or FRANCHISEE shall have fully paid to FRANCHISOR a transfer fee of 35% of the then current Franchise fee to cover FRANCHISOR'S expenses in connection with the transfer, which includes the required training course, supervision, accounting and legal expense. This transfer fee does not apply to an Assignment of Interest to a corporation under Paragraph XVII.B.2.a. of this Agreement.

4. No sale, assignment, transfer, conveyance, encumbrance, or gift of any interest in this Agreement, or in the franchise granted thereby, shall relieve FRANCHISEE, and the shareholders or partners participating in any transfer, of the obligations of the covenant not to compete contained in Paragraph XIII, except where FRANCHISOR shall expressly authorize in writing.


XVIII.   DEATH OF FRANCHISEE

         A. In the event of the death of an individual FRANCHISEE, or any partner or shareholder of a FRANCHISEE which is a partnership or corporation, the heirs, beneficiaries, devisees, or legal representatives of said individual, partner or shareholder, together with all surviving partners or shareholders, shall, within ninety (90) days of such event :

         1. Apply to FRANCHISOR for the right to continue to operate the franchise (for the duration of the term of this Agreement), which right shall be granted upon the fulfillment of all of the conditions set forth in Paragraphs XVII.B.2.b. of this Agreement (except that no transfer fee shall be required); or

         2. Sell, assign, transfer, convey FRANCHISEE'S interest in compliance with the provisions of Paragraphs XVII.B. of this Agreement; provided, however, in the event a proper and timely application in the right to continue to operate has been made and rejected, the ninety (90) days to sell, assign, transfer or convey shall be computed from the date of said rejection.

         B. Except as herein provided, if said representatives fail to take the steps herein above noted, the franchise shall automatically terminate ninety (90) days after the death of such

FRANCHISEE, partner or shareholder and the FRANCHISOR may repurchase the Franchise for 50% of the preceding year's gross incomes.


XIX.     RIGHT OF FIRST REFUSAL

         If at any time during the term of ownership, FRANCHISEE shall receive a bona fide offer to purchase the franchise and/or the equipment and chattels incidental thereto, which offer FRANCHISEE is willing to accept, FRANCHISEE shall communicate to FRANCHISOR in writing the full terms of said offer and the name of the offeror. FRANCHISOR may elect to purchase said franchise and the equipment and chattels incidental thereto on the terms as contained in the offer, and if FRANCHISOR so elects, it shall give to FRANCHISEE a written notice of such election within ten (10) days after receipt of FRANCHISEE'S communication of offer to FRANCHISOR. If FRANCHISOR shall fail to give such written notice of election within the ten (10) days, FRANCHISEE may sell to the offeror on the terms offered, subject to the provisions relating to transferability as heretofore set forth in Paragraph XVII. In the event FRANCHISOR elects to purchase, said purchase must be completed within one hundred twenty (120) days from the date of FRANCHISOR'S notice of election to purchase. Earnest money (not refundable) of 20% of the purchase price must be paid to the selling FRANCHISEE by the tenth day following the offer to purchase.


XX.      OPERATION IN EVENT OF ABSENCE, DISABILITY OR DEATH

         In order to prevent any interruption of the franchised business which would cause harm to said business and thereby depreciate the value thereof, FRANCHISEE authorizes FRANCHISOR, in the event that FRANCHISEE is absent or incapacitated by reason of illness or death and is not, therefore, in the sole judgement of FRANCHISOR, able to operate the business licensed hereunder, to operate said business for so long as FRANCHISOR deems necessary and practical, and without waiver of any other rights or remedies FRANCHISOR may have under this Agreement. All monies from the operation of the business during such period of operation by FRANCHISOR shall be kept in a separate account, and the expenses of the business, including reasonable compensation and expenses for FRANCHISOR'S representative, shall be charged to said account. If, as herein provided, FRANCHISOR temporarily operates for FRANCHISEE the business licensed herein, FRANCHISEE agrees to hold harmless FRANCHISOR and any representative of FRANCHISOR who may act hereunder.


XXI.     TAXES AND PERMITS

         A. FRANCHISEE shall promptly pay when due all taxes and assessments against the premises or the equipment used in connection with FRANCHISEE'S business, and all liens or enumerations of every kind or character placed upon or against any of said property, and all accounts and other indebtedness of every kind incurred by FRANCHISEE in the conduct of said business.

         B. FRANCHISEE shall comply with all federal, state, and local laws and regulations, and shall obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the "FACTUAL DATA" franchised business in a timely manner.


XXII.    INDEPENDENT CONTRACTOR

         A. This Agreement does not constitute FRANCHISEE as an agent, legal representative, joint venturer, partner, employee, or servant of FRANCHISOR for any purpose whatsoever; and FRANCHISOR will have no judiciary or other relationship with FRANCHISEE except for the contractual relationship expressed by the provisions of this instrument; and it is understood between the parties hereto that FRANCHISEE is an independent contractor and is in no way authorized to make any contract, agreement, warranty or representation on behalf of FRANCHISOR, or to create any obligation, express or implied, on behalf of FRANCHISOR. FRANCHISEE shall prominently display in its place of business a certificate from FRANCHISOR stating that said business is operated by FRANCHISEE as a FRANCHISEE of "FACTUAL DATA" and not as an agent thereof.

         B. Under no circumstances shall FRANCHISOR be liable for any act, omission debt or any other obligation of FRANCHISEE. FRANCHISEE shall indemnify and save FRANCHISOR harmless against any such claim and the costs of defending against such claims arising directly or indirectly from, or as a result of, or in connection with, FRANCHISEE'S operation of the franchised business.


XXIII.   NON-WAIVER

         No failure of FRANCHISOR to exercise any power reserved to it hereunder, or to insist upon strict compliance by FRANCHISEE with any obligation or condition hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of FRANCHISOR'S right to demand exact compliance with the terms hereof. Waiver by FRANCHISOR of any particular default by FRANCHISEE shall not affect or impair FRANCHISOR'S right in respect to any subsequent default of the same or of a different nature; nor shall any delay, waiver, forbearance, or omission of FRANCHISOR to exercise any power or rights arising out of any breach or default by FRANCHISEE of any of the terms, provisions, or covenants hereof, affect or impair FRANCHISOR'S rights, nor shall such constitute a waiver by FRANCHISOR of any right hereunder or of the right to declare any subsequent breach or default. Subsequent acceptance by FRANCHISOR of the payments due to it hereunder shall not be deemed to be a waiver by FRANCHISOR of any preceding breach by FRANCHISEE of any terms, covenants or conditions of this Agreement.


XXIV.    NOTICE

         Any notices required to be given hereunder shall be given in writing by personal delivery, telegram, or by certified or registered mail directed to FRANCHISOR or to FRANCHISEE at their respective last known addresses. Notice by mail shall be deemed received on the third business day following the date same was deposited in the mail.


XXV.     LIABILITY FOR BREACH

         In the event of any default on the part of either party hereto, in addition to any other remedies of the aggrieved party, the party in default shall pay to the aggrieved party all amounts due and all damages, costs and expenses, including reasonable attorney's fees, incurred by the aggrieved party as a result of any such default.


XXVI.     ENTIRE AGREEMENT

         This Agreement and the documents referred to herein shall be construed together and constitute the entire, full and complete agreement between FRANCHISOR and FRANCHISEE concerning the subject matter hereof, and supersedes all prior agreements, no other representation having induced FRANCHISEE to execute this AGREEMENT, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein, which are of any force or effect with reference to this Agreement or otherwise. No amendment, change or variance from this Agreement shall be binding on either party unless executed in writing.

XXVII.   SEVERABILITY

         Each section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation, such shall not impair the operation or affect the remaining portions, sections, parts, terms, and/or provision of this Agreement, and the latter will continue to be given full force and effect and bind the parties hereto; and said invalid sections, parts, terms and/or provision shall be deemed not to be a part of this Agreement; provided , however, that if FRANCHISOR determines that said finding of illegality adversely affects the basic consideration of the Agreement, FRANCHISOR, may at its option, terminate this Agreement.


XXVIII.  APPLICABLE LAW

         This Agreement was accepted in the State of Colorado, and shall be interpreted and construed under the laws thereof, which laws shall prevail in the event of any conflict of laws.


XXIX.    ARBITRATION

         Except as specifically otherwise provided in this Agreement, the parties agree that any and all disputes between them, and any claim by either party that cannot be amicably settled, shall be determined solely and exclusively by arbitration in accordance with the rules of the American Arbitration Association at its office nearest the home office of FRANCHISOR.

         A. Each party shall select one arbitrator, and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven (7) days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within fourteen (14) days after arbitration is requested, then an arbitrator shall be selected by the American Arbitration Association upon application of either party. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association. Judgment upon an award of the majority of the arbitrators shall be binding, and shall be entered in a court of competent jurisdiction.

         B. Nothing herein contained shall bar the right of either party to obtain injunctive relief against threatened conduct that will cause loss or damages under the usual equity rules, including the application rules for obtaining preliminary injunction, provided an appropriate bond against damages be provided.


XXX.     FRANCHISEE

         The term "FRANCHISEE" shall be deemed to include all persons who succeed to the interest of the original FRANCHISEE by transfer or operation of law in accordance with the provisions of this Agreement.


XXXI.    CAVEAT

         The success of the business venture contemplated to be undertaken by FRANCHISEE by virtue of this Agreement is speculative and depends, to a large extent, upon the ability of FRANCHISEE as an independent businessman, as well as other factors. FRANCHISOR does not make any representation or warranty as to the potential success of the business venture contemplated hereby.

         FRANCHISEE acknowledges that it has entered into this Agreement after making an independent investigation of FRANCHISOR'S operations, and not upon any representation as to profits which FRANCHISEE in particular might be expected to realize, nor has anyone made any other representation which is not expressly set forth herein, to induce FRANCHISEE to accept this franchise and execute this Agreement.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, sealed and delivered this Agreement in triplicate the day and year first above written.


                                                        /     /
------------------------------------------------   ----- ----- -----
FRANCHISEE                                               Date


                                                        /     /
------------------------------------------------   ----- ----- -----
FRANCHISEE                                               Date




Accepted and approved,
FACTUAL DATA CORP



                                                        /     /
------------------------------------------------   ----- ----- -----
J.H. Donnan, President, FRANCHISOR                       Date



ATTEST:                                                 /     /
        ----------------------------------------   ----- ----- -----
                                                         Date